Exhibit 3.1
Prepared by: Christopher Sackett, 666 Grand Avenue, Des Moines, IA 50309 — Tel. (515) 242-2400

SPACE ABOVE THIS LINE
FOR RECORDER
AMENDED AND RESTATED
ARTICLES OF ORGANIZATION
OF
SOUTHERN IOWA BIOENERGY LLC
TO THE SECRETARY OF STATE
OF THE STATE OF IOWA:
     Pursuant to Section 1102 of the Iowa Limited Liability Company Act, Chapter 490A of the Code of Iowa (the “Act”), Southern Iowa BioEnergy LLC (the “Company”) hereby adopts the following Amended and Restated Articles of Organization for the Company:
ARTICLE I
NAME
     The name of the Company is Southern Iowa BioEnergy LLC.
ARTICLE II
REGISTERED OFFICE AND AGENT
     The street address of the Company’s initial registered office is 666 Grand Avenue, Suite 2000, Des Moines, Iowa 50309, and the name of its registered agent at such address is Christopher R. Sackett.
ARTICLE III
PRINCIPAL OFFICE
     The street address of the principal office of the Company is 207 North Main Street, Leon, Iowa, 50144.
ARTICLE IV
DURATION
     The duration of the Company shall be perpetual unless dissolved: (i) by the unanimous vote of all of its Members; (ii) as provided in the Company’s Operating Agreement; or (iii) as provided by operation of law.

ARTICLE V
MANAGER-MANAGED
     Management of the Company shall be vested in its Managers who shall be selected in the manner described in the Company’s Operating Agreement. Members of the Company are not agents of the Company for purposes of its business or affairs or otherwise. No Manager, Member, agent, employee, or any other person shall have any power or authority to bind the Company in any way except as may be expressly authorized by the Company’s Operating Agreement, or unless authorized to do so by the Company’s Managers.
ARTICLE VI
CERTIFICATES OF MEMBERSHIP
     Membership interests or units owned by the Company’s Members shall be evidenced by certificates issued by the Company. No Member shall transfer any membership interests or units except in accordance with the Company’s Operating Agreement.
ARTICLE VII
LIMITATION OF LIABILITY; INDEMNIFICATION
     Section 7.1. No Member or Manager of the Company shall be personally liable solely by reason of being a Member or Manager of the Company for any debt, obligation, or liability of the Company, whether that debt, liability or obligation arises in contract, tort or otherwise.
     Section 7.2. No Manager of this Company, acting in his/her/its management capacity, shall be personally liable to the Company or its Members or anyone else for monetary damages for breach of fiduciary duty by such Manager; provided that this provision shall not eliminate or limit the liability of a Manager for any of the following: (i) breach of the Manager’s duty of loyalty to the Company or its Members; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; and (iii) transactions from which the Manager derives an improper personal benefit or a wrongful distribution in violation of Section 490A.807 of the Act. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any Manager for or with respect to any acts or omissions of such Manager occurring prior to such amendment or repeal. If Iowa law is hereafter changed to permit further elimination or limitation of the liability of Managers for monetary damages to the Company or its Members, then the liability of the Managers of the Company shall be eliminated or limited to the full extent then permitted.
     Section 7.3. Each person who is or was a Manager of the Company (and the heirs, executors, personal representatives, administrators, or successors of such person) who is or was made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a Manager of the Company (hereafter referred to as an “Indemnitee”), shall be indemnified and held harmless by the Company to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended; except that the mandatory indemnification required by this sentence shall not apply to: (i) a breach of a Manager’s duty of loyalty to the Company or its Members; (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law; (iii) any transaction from which a Manager derived an improper personal benefit; (iv) any wrongful distribution under Section 807 of the Act; or (v) judgments, penalties, fines, and settlements arising from any proceeding by or in the right of the Company, or against expenses in any such case where such Manager shall be adjudged liable to the Company. In addition to the indemnification conferred in this Article, the Indemnitee shall also be entitled to have paid directly by the Company the expenses reasonably incurred in defending any such proceeding against such Indemnitee in advance of its final disposition, to the fullest extent authorized by applicable law as the same exists or may hereafter be amended. The right to indemnification conferred in this Article shall be a contract right.
     Section 7.4. The Company may, by action of the Managers, provide indemnification to such officers, employees and agents of the Company to such extent and to such effect as the Managers shall determine to be appropriate and authorized by applicable law and the Company’s Operating Agreement.
     Section 7.5. The rights provided in this Article shall not be deemed to be exclusive of any other rights to which any person may have or hereafter acquire under any statute, provision of the Company’s Articles of Organization or Operating Agreement, any other agreement, by a vote of the Company’s Members and/or disinterested Managers, or otherwise. Any repeal or amendment of this Article shall not adversely affect any right or protection of a Manager or officer existing at the time of such repeal or amendment.
ARTICLE VIII
CERTIFICATE OF ADOPTION
     These Amended and Restated Articles of Organization were adopted on April 6, 2005 by a vote of the Members in accordance with the Act.
Dated: April 6, 2005.

/s/ William T. Higdon

Dr. Bill Higdon, President/Manager

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